Exhibit 99.1

For Immediate Release

Media Contacts Rush Enterprises Karen S. Konecny (830) 302-5210 konecnyk@rushenterprises.com Allison Teska (830) 302-5243 teskaa@rushenterprises.com

RUSH ENTERPRISES, INC. ADOPTS $100 MILLION STOCK REPURCHASE PROGRAM

SAN ANTONIO, Texas, November 30, 2021 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq: RUSHA) (Nasdaq: RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that its Board of Directors approved a new stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $100 million of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share.

“I am pleased to announce the approval of a new $100 million stock repurchase program, said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of the Company. “While the lingering COVID-19 pandemic and significant supply chain constraints continue to negatively impact many areas of our industry and have created uncertainty in the global economy, we believe that our financial performance through the third quarter of this year demonstrates our continued ability to generate cash under challenging economic conditions and in all cycles of the truck market,” Rush stated. “As we look forward to 2022, we will continue to prioritize capital investments in our strategy to grow our market share in both heavy- and medium-duty commercial vehicle sales and aftermarket parts and service sales. We remain confident that we can continue to invest in our growth strategy while also continuing to return capital to shareholders, as evidenced by our upcoming acquisition of certain dealerships of the Summit Truck Group, which we believe will close during the fourth quarter of 2021, our regular quarterly dividend totaling $41.1 million in 2021 and strong cash flow,” Rush added.

This new stock repurchase program replaces the Company’s prior $100 million stock repurchase program. As of November 29, 2021, the Company had repurchased $30.7 million worth of shares of its common stock under the prior stock repurchase program, which was scheduled to expire on December 31, 2021, and was terminated effective December 1, 2021.

Repurchases under the new stock repurchase program will be made at times and in amounts as the Company deems appropriate and may be made through open market transactions at prevailing market prices, privately negotiated transactions or by other means in accordance with federal securities laws. The actual timing, number and value of repurchases under the new stock repurchase program will be determined by management in its discretion and will depend on a number of factors, including market conditions, stock price and other factors. The new stock repurchase program expires on December 31, 2022, and may be suspended or discontinued at any time.

“In addition to providing a return to our shareholders, we are also glad to provide a previously announced one-time $1,000 bonus to our approximately 6,500 full-time and part-time employees. Our past success has always been a result of our dedicated employees, and the Company’s performance in 2021 in the face of the continuing challenges of the pandemic and supply chain disruptions could not have been achieved without the hard work of our exceptional employees,” Rush said. “I am proud of the Company’s role in supporting our country’s transportation needs during this pandemic and credit the devoted work of our employee family. This gift is in celebration and appreciation of our employees and their families this holiday season,” Rush added.

About Rush Enterprises, Inc.
Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

# # #

2